Senesco Announces up to $25.2 Million Equity Financing

BRIDGEWATER, N.J. (December 12, 2013) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTCQB: SNTI) announced today that it has entered into a securities purchase agreement with certain investors to raise up to $25.2 million in gross proceeds. The offering is expected to close on or about December 12, 2013, subject to customary closing conditions. The initial net offering proceeds to the Company from the sale of units consisting of shares of common stock and warrants, after deducting the estimated offering expenses payable by the Company of approximately $150,000, are expected to be approximately $5,250,000. The net proceeds of the offering will be used for working capital, research and development and general corporate purposes.

“We are very pleased to have enhanced our financial resources,” said Leslie J. Browne, Ph.D., President and CEO of Senesco. “The structure of this offering not only provides us with immediate gross proceeds of $5.4 million, but it also allows us the possibility to receive up to an additional $12.6 million in the next six months from the exercise of warrants and an additional $7.2 million within the next three years from the exercise of warrants. This immediate infusion of funds will provide us with the necessary resources to complete the ongoing study and plan for the next phase of our cancer therapy (SNS01-T) clinical development. I believe the possible exercise of the warrants in the next six months will give us the necessary resources to further expand our development potential.”

The securities are being offered pursuant to a prospectus forming a part of the Company’s effective registration statements (File Nos. 333-191785 and 333-192787) filed with the Securities and Exchange Commission (the “SEC”), which were declared effective by the SEC on December 11, 2013 and automatically became effective on December 12, 2013, respectively, copies of which may be obtained, when available, at the SEC’s website at http://www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional terms of this offering (including the material terms of the securities purchase agreement and a description of the warrants issued in connection with this offering) were disclosed on a Form 8-K filed with the SEC by Senesco simultaneously with this press release and will also be disclosed in the prospectus filed with the SEC in connection with this offering.

About SNS01-T

SNS01-T is a novel, gene regulatory approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ and the Seattle Cancer Care Alliance in Seattle, WA. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Senesco Technologies, Inc.

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics. Its proprietary gene regulation technology has demonstrated the ability to kill cancer cells and protect healthy cells from premature death in disease models. The Company is currently in a Phase 1b/2a trial with a product candidate that is designed to treat B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. Trial sites include Mayo Clinic and the Fred Hutchinson Cancer Research Center in Seattle. The technology was developed over the last 15 years through the discovery that the genetic pathway for cell growth control is common to both plants and humans. For more information, please visit Senesco.com or connect with us on Facebook, Twitter, LinkedIn and Google+.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Dave Gentry

RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 104

Email: info@redchip.com

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393
info@senesco.com